Exhibit 99.1

News Release

Contact:	FOR IMMEDIATE RELEASE
Dennis Curtin
Weis Markets, Inc.
570-847-3636
Dcurtin@weismarkets.com
Twitter: @WMKSpokesman

WEIS MARKETS ANNOUNCES THIRD QUARTER RESULTS

Sunbury, PA (October 31, 2016) - Weis Markets, Inc. (NYSE:WMK) today announced its third quarter sales increased 4.4 percent to $743.0 million compared to $712.0 million for the same period in 2015. Comparable store sales for the thirteen week period ended September 24, 2016 increased 2.7 percent.

In the third quarter, the Company's net income declined 16.9 percent to $10.6 million compared to $12.8 million for the same period in 2015. The company's earnings per share totaled $0.40 compared to $0.48 per share for the same period in 2015.

The Company attributed the decline in its third quarter net-income primarily to $4.4 million in net costs related to the acquisition, conversion and reopening of five former Mars Super Markets in the Baltimore market and ten former Food Lion units in Maryland. In the fourth quarter, it will complete the conversion of 28 additional former Food Lion units in Maryland, Delaware and Virginia.

"In the third quarter, we invested in driving sales during a time of record growth for our company despite significant deflation in key categories, notably meat and dairy," said Jonathan Weis, Weis Markets' Chairman and Chief Executive Officer.

Year-to-Date

For the 39 week period ended September 24, 2016, the Company's sales increased 3.2 percent to $2.2 billion compared to $2.1 billion for the same period in 2015 while year-to-date comparable store sales increased 2.7 percent.

Year-to-date income increased 7.6 percent to $46.0 million compared to $42.8 million in 2015. Earnings per share for the same period totaled $1.71 compared to $1.59 in 2015.

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About Weis Markets
Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 199 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, Virginia and West Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Third Quarter - 2016
(Unaudited)

	13 Week	13 Week
	Period Ended	Period Ended	Increase
	September 24, 2016	September 26, 2015	(Decrease)
Net Sales	$742,986,000	$711,879,000	4.4%
Income Before Income Taxes	16,629,000	19,159,000	(13.2)%
Provision for Income Taxes	6,001,000	6,371,000	(5.8)%
Net Income	$10,628,000	$12,788,000	(16.9)%
Weighted-Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$0.40	$0.48	$(0.08)

	39 Week	39 Week
	Period Ended	Period Ended	Increase
	September 24, 2016	September 26, 2015	(Decrease)
Net Sales	$2,211,622,000	$2,142,685,000	3.2%
Income Before Income Taxes	73,274,000	65,706,000	11.5%
Provision for Income Taxes	27,253,000	22,952,000	18.7%
Net Income	$46,021,000	$42,754,000	7.6%
Weighted-Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$1.71	$1.59	$0.12